Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292077

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED JANUARY 9, 2026)

6,666,666 Units,

Each Unit Consisting of One Common Share or One Pre-funded Warrant to Purchase One Common Share and One and One-Half Class B Warrant to Purchase One Common Share

333,333 Placement Agent Warrants

(and up to 6,666,666 Common Shares Underlying the Pre-funded Warrants, up to 9,999,999 Common

Shares Underlying the Class B Warrants and up to 333,333 Common Shares Underlying the Placement Agent Warrants)

RUBICO INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated January 9, 2026 (as supplemented or amended from time to time, the “Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-292077), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on January 16, 2026 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 16, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR
15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number: 001-42684

RUBICO INC.
(Translation of registrant’s name into English)

20 Iouliou Kaisara Str

19002, Paiania

Athens – Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F     ☒          Form 40-F     ☐

On January 15, 2026, Rubico Inc. (the “Company”) held its Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, the shareholders of the Company approved and adopted the following three proposals:

1.	the election of Aristovoulos Christinis and George M. Daskalakis as Class A Directors to serve until the 2029 Annual Meeting of Shareholders;

2.	the ratification of Deloitte Certified Public Accountants S.A. as the Company’s independent auditors for the fiscal year ending December 31, 2026; and

3.	the approval of one or more amendments to the Company’s Amended and Restated Articles of Incorporation to effect one or more reverse stock splits of the shares of the Company’s common stock issued and outstanding at the time of the reverse split at a cumulative exchange ratio of between one-for-two and one-for-250, inclusive, with the Company’s board of directors (including any duly constituted committee thereof, the “Board”) to determine, in its sole discretion, whether to implement any reverse stock split, as well as the specific timing and ratio, within such approved range of ratios, and to authorize the Board to implement any such reverse stock split by filing any such amendment with the Registrar of Corporations of the Republic of the Marshall Islands; provided that any such reverse stock split or splits are implemented on or before August 1, 2028.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RUBICO INC.
(Registrant)

By:	/s/ Nikolaos Papastratis
Name:	Nikolaos Papastratis
Title:	Chief Financial Officer

Date: January 16, 2026